                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 22)


                        R. R. Donnelley & Sons Company
                        ------------------------------
                               (Name of Issuer)


                            Common Stock, $1.25 Par
                         ----------------------------
                        (Title of Class of Securities)


                                   257867101
                                 ------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

--------------------                                       -----------------
CUSIP No.  257867101                   13G                 Page 2 of 6 Pages
--------------------                                       -----------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Northern Trust Corporation                     36-2723087
        The Northern Trust Company                     36-1561860
        Northern Trust Bank of Arizona, NA             59-0258165
        Northern Trust Bank of California, NA          94-2938925
        Northern Trust Bank of Florida, NA             36-2798553
        Northern Trust Bank of Texas, NA               75-1999849
        Northern Trust Quantitative Advisors, Inc.     36-3608252
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
        Not Applicable
------------------------------------------------------------------------------
      S.E.C USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Northern Trust Corporation--a Delaware corporation with principal offices in Chicago, Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF              6,954,144

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            2,177,891
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               3,022,201

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            8,252,809
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        11,751,083
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                      [_]
        Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        9.21

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
        Northern Trust Corporation HC

------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

Check the following box if a fee is being paid with statement [___].

1.   (a)  Name of Issuer:
          --------------

          R. R. Donnelley & Sons Company

     (b)  Address of Issuer's Principle Executive Office:
          ----------------------------------------------

          77 West Wacker Drive, Chicago, Ill. 60601-1696

2.   (a)  Name of Person Filing:
          ---------------------

          Northern Trust Corporation

     (b)  Address of Person Filing:
          ------------------------

          50 South LaSalle Street, Chicago, Illinois 60675

     (c)  Citizenship:
          -----------

          U.S. (Delaware Corporation)

     (d)  Title of Class of Securities:
          ----------------------------

          Common Stock, $1.25 Par

     (e)  CUSIP Number:
          ------------

          257867101

3. This statement is being filed by Northern Trust Corporation as a Parent Holding Company in accordance with S240.13d-1(b) (1) (ii) (G)

4.   (a)  Amount Beneficially Owned:
          -------------------------

          11,751,083

     (b)  Percent of class:
          ----------------

          9.21

     (c)  Number of shares as to which such person has:
          --------------------------------------------

          (i)    Sole Power to Vote or to Direct the Vote:
                 6,954,144

          (ii)   Shared Power to Vote or to Direct the Vote:
                 2,177,891

          (iii)  Sole Power to Dispose or Direct Disposition
                 3,022,201

          (iv)   Shared Power to Dispose or Direct Disposition
                 8,252,809

5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [_]

6. Statement regarding ownership of 5 percent or more on behalf of another person:

7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a) (6) of the Act:

     The Northern Trust Company            Northern Trust Bank of Arizona N.A.
     50 South LaSalle Street               2398 East Camelback Road
     Chicago, IL 60675                     Phoenix, AZ 85016

     Northern Trust Bank of Florida N.A.   Northern Trust Bank of California
     700 Brickell Avenue                   355 South Grand Avenue, Suite 2600
     Miami, FL 33131                       Los Angeles, CA 90071

     Northern Trust Bank of Texas N.A.     Northern Trust Quantitative Advisors, Inc.
     2020 Ross Avenue                      50 South LaSalle Street
     Dallas, TX 75201                      Chicago, IL 60675

8.   Identification and Classification of Members of the Group.

     Not Applicable

9.   Notice of Dissolution of Group:

     Not Applicable

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             NORTHERN TRUST CORPORATION


                                             ___________________________________
                                             By: Perry R. Pero

                                             As its: Vice Chairman

DATED: 02-08-2000

                            EXHIBIT TO SCHEDULE 13G
                      FILED BY NORTHERN TRUST CORPORATION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-1004
Attention: Filing Desk, Stop I-4

                           RE: R. R. Donnelley & Sons Company
                               ------------------------------

Pursuant to the requirement of 240.13d-1(k)(1)(iii), this exhibit shall constitute our written agreement that the Schedule 13G Amendment to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.

                                             NORTHERN TRUST CORPORATION

                                             ___________________________________
                                             By: Perry R. Pero

                                             As its: Vice Chairman

DATED: 02-08-2000

THE NORTHERN TRUST CORPORATION

___________________________________
By: Perry R. Pero
As its: Vice Chairman

NORTHERN TRUST BANK OF ARIZONA, NA
NORTHERN TRUST BANK OF CALIFORNIA, NA
NORTHERN TRUST BANK OF FLORIDA, NA
NORTHERN TRUST BANK OF TEXAS, NA

___________________________________
By: Barry G. Hastings
As its Authorized Representative


NORTHERN TRUST QUANTITATIVE ADVISORS, INC.


___________________________________
By: John Goodwin
As its Managing Director